Exhibit 11.2

KEY PRINCIPLES

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You must not deal in AstraZeneca Securities if you are a Restricted Person, Permanent Insider or in possession of Inside Information.

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You must not misuse confidential information, whether for your own benefit or another’s.

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Your obligations not to misuse confidential information and not to deal when in possession of Inside Information apply even if you no longer work for AstraZeneca.

1.WHY IT MATTERS AND TO WHOM

AstraZeneca PLC is a public company that allows for trading in its securities on stock exchanges in the UK, Sweden and the US. Many countries, including the UK, Sweden and the US, prohibit dealing in a company’s shares when in possession of inside information about that company.

This Standard is part of the framework to satisfy AstraZeneca’s obligations in this regard. Consistent with our Code of Ethics commitments to do the right thing, act with integrity, avoid conflicts of interest and protect company property, this Standard is designed to ensure that you do not misuse, or place yourself under suspicion of misusing, confidential information when dealing in AstraZeneca Securities or the securities of other companies with whom AstraZeneca has a relationship.

Information we receive in the course of our work for AstraZeneca should never be misused, whether for personal gain or otherwise. Good judgement should always be exercised to avoid the suggestion of improper behaviour.

Failure to comply with this Standard is a serious matter and may result in disciplinary procedures and constitute a civil or criminal offence.

2.	WHAT YOU NEED TO KNOW AND WHY

What are “securities”? These are publicly traded or quoted shares or debt instruments, and any linked derivatives or financial instruments. This includes shares, bonds, depositary receipts, and options.

What are “AstraZeneca Securities”? These are AstraZeneca’s ordinary shares (listed on the London Stock Exchange), Swedish shares (listed on the Stockholm Stock Exchange), American Depositary Receipts (listed on Nasdaq), listed debt instruments (listed on the London Stock Exchange and Nasdaq) and any “relevant financial instrument”. A “relevant financial instrument” is an instrument in which the exposure to AstraZeneca’s shares or debt is greater than 20% of the total portfolio represented by that instrument. This includes the AstraZeneca Allemansfond in Sweden but excludes a financial instrument where you do not know, and could not know, the investment composition or exposure of such financial instrument and there is no reason for you to believe that the issuer’s shares or debt instruments exceed the 20% threshold.

What constitutes “dealing”? Deal or dealing has a very broad meaning and covers any type of transaction in securities, including purchases, sales, the exercise of options, the receipt of shares under share plans, using securities as collateral for a loan or other obligation and entering into, amending or terminating any agreement in relation to securities. Where dealing is prohibited, recommending, or encouraging someone else to deal is also prohibited.

What is “inside information”? Inside information means any non-public information of a precise nature relating, directly or indirectly, to a business or financial position which, if it were made public, could have a significant effect on the price of a company’s publicly traded securities.

Who should I contact with questions? If you are in any doubt as to whether you can deal in AstraZeneca Securities, you should not deal and should contact Board & Corporate Support via email to Dealing-Request-Mailbox@astrazeneca.com from your AstraZeneca email account.

AZ Standard - Table of Contents (ToC)

KEY PRINCIPLES		1
1.	WHY IT MATTERS AND TO WHOM	1
2.	WHAT YOU NEED TO KNOW AND WHY	1
3.	REQUIREMENTS	3
3.1	Restrictions Against Dealing	3
3.2	Clearance To Deal	4
3.3	Further Guidance on Types of Dealing	5
3.4	Additional Requirements for PDMRs	6
4.	RESPONSIBILITIES AND KEY ACCOUNTABILITIES	8
5.	REFERENCES	8
6.	DOCUMENT HISTORY	8
7.	APPENDIX	8
7.1	Appendix A - Email Request for Clearance to Deal	8
7.2	Appendix B - PDMR notification to the UK FCA, Swedish FSA and the Company Secretary re: dealing in securities	8

3.	REQUIREMENTS

3.1Restrictions Against Dealing

Why is this Standard necessary?

Many countries, including the UK, Sweden, and the US, prohibit dealing in a company’s shares while in possession of inside information about that company. Companies themselves also have obligations to safeguard against such dealings. This Standard is part of the framework to satisfy AstraZeneca’s obligations in this regard. This Standard is also designed to ensure that you do not misuse, or place yourself under suspicion of misusing, confidential information when dealing in AstraZeneca Securities or the securities of other companies with whom AstraZeneca has a relationship.

When am I restricted from dealing in AstraZeneca Securities?

In addition to any legal restrictions which apply to you, you are restricted by AstraZeneca from dealing in AstraZeneca Securities if you fall into one of the following categories:

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AstraZeneca has told you that you are a Restricted Person. You should receive an email letting you know that you are a Restricted Person in relation to a project. You should receive another email again when you are no longer restricted for that project. You may be designated a Restricted Person for more than one project at a time. It is your responsibility to check that you are no longer restricted in relation to any projects before dealing.

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AstraZeneca has told you that you are a Permanent Insider. These are individuals who are always restricted because of the nature of their roles and access to confidential information e.g. SET members and members of the Disclosure Committee.

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AstraZeneca has told you that you are a person discharging managerial responsibilities (PDMR). This is a small number of individuals. It includes the CEO and CFO and other Directors of AstraZeneca PLC.

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You have access to inside information concerning AstraZeneca but have not been told that you are restricted from dealing. This is an unlikely scenario. However, if you think this has happened you must not deal and must contact a member of the Board & Corporate Support Team immediately.

●	You are a third party who has been told that you are restricted and are bound by the terms of this Standard.

What does it mean to be restricted from dealing?

Being restricted means that you must not deal in AstraZeneca Securities for yourself or anyone else (directly or indirectly) without first obtaining clearance to deal. It also means you must not recommend or dissuade someone from dealing in AstraZeneca Securities – even if you will not profit from such dealing.

What happens if my share award is scheduled to vest whilst I am restricted from dealing, or during a Closed Period?

Vesting of share awards is technically dealing but there are exceptions which can apply. As a result, with the exception of PDMRs, if your share award is due to vest whilst you are restricted or during a Closed Period, the vest will usually take place provided the timing and terms of the vest were pre-determined at the time of grant. You will not be required to obtain clearance prior to the scheduled vest. The Company reserves the right to delay your vest if it deems it appropriate. Recipients of share awards do not need to seek clearance to deal to receive a vesting of an award as that is managed by the Company.

If you are a PDMR, the vesting of your share award will be delayed until the relevant restricted person list or applicable closed period has ended.

Why am I being asked for my personal information?

AstraZeneca is required by law to keep and, on request by relevant regulators, disclose lists of persons with access to inside information. To comply with this obligation, you may be contacted by Board & Corporate Support to confirm your personal details, including name, date of birth, home address and personal phone numbers. You must provide this information promptly on request.

What about making investments in investment funds or other instruments?

Financial instruments which have an exposure to AstraZeneca’s shares or debt that is greater than 20% of the total portfolio represented by that instrument are AstraZeneca Securities for the purposes of this Standard. Dealing in such instruments is restricted accordingly. This includes the AstraZeneca Allemansfond in Sweden but excludes a financial instrument where you do not know, and could not know, the investment composition or exposure of such financial instrument and there is no reason for you to believe that the issuer’s shares or debt instruments exceed the 20% threshold.

What about dealing in another company’s securities?

From time to time, you may also have access to sensitive confidential information or inside information about another company or group of companies (e.g. a supplier, deal target or collaboration partner). You must not disclose such information or deal in the securities of that company or group at those times.

It is your responsibility to comply with all legal and regulatory requirements relating to another company’s confidential information. AstraZeneca is not responsible for monitoring these requirements for you and you may not be informed that you are restricted from dealing in another company’s securities. You should always exercise good judgement when considering dealing in securities of a company that you know AstraZeneca has a relationship with. This is not limited to formal relationships and includes companies with which AstraZeneca is only in discussions or negotiations.

It is a core value of our company that We Do The Right Thing. Along with the prohibition of insider trading (in AstraZeneca or other companies) set out in the Code of Ethics and this Standard, our Global Policies on Our Interactions and Our Workplace require us to act with integrity, avoid conflicts of interest and protect company property. Information we receive in the course of our work for AstraZeneca should never be misused, whether for personal gain or otherwise.

3.2	Clearance To Deal

When do I need to apply for clearance to deal?

If you are restricted from dealing in AstraZeneca Securities, you must apply for and be granted clearance to deal in advance. Clearance to deal will only be granted in limited circumstances.

You must not make an application for clearance to deal if you are in possession of inside information. If you become aware that you are or may be in possession of inside information after you apply, you must inform the Company Secretary as soon as possible and refrain from dealing (even if you were given clearance).

As set out above, if you are restricted you do not need to seek clearance to deal in connection with a scheduled vest of a share award as that is managed by the

Company. Unless you are a PDMR, the vest will usually take place in accordance with the timings set out.

How do I make an application for clearance to deal?

If you wish to apply for clearance to deal, please send the information set out in Appendix A to the Company Secretary by emailing the Dealing-Request-Mailbox@astrazeneca.com. The information provided must be accurate and complete.

If you are a PDMR, please follow the process set out below in “Additional Requirements for PDMRs”.

How long does it take to receive a response?

It takes time to consider applications for clearance to deal. You will normally receive a written response within two business days of making an application. You should not expect an immediate or same day response. If you have a particular timeline in mind for dealing in AstraZeneca Securities, please time your request accordingly.

What happens if my application is granted?

If you are given clearance to deal, you will be given a window within which your dealing must occur. If you do not deal during this window, you will need to submit a further request. The permission will lapse if you come into the possession of inside information prior to dealing. Clearance to deal may be granted subject to conditions. If this is the case, you must observe those conditions.

What happens if my application is refused?

You will be told that your application has been refused and you must not deal. AstraZeneca will not normally give you reasons why it was refused. You must keep any refusal confidential and not discuss it with anyone.

3.3	Further Guidance on Types of Dealing

The meaning of dealing is very broad. It is not possible to list every type of dealing, however, further guidance on some common types of dealing is provided in this section. If you are restricted and, in any doubt, you must not deal and must contact Board & Corporate Support on Dealing-Request-Mailbox@astrazeneca.com.

Do I need clearance to deal if my activities relate to an AstraZeneca employee share scheme?

Yes, taking certain actions under an AstraZeneca employee share scheme constitutes dealing. For example, all of the following activities fall within the definition of dealing:

●	buying or selling shares.
●	exercising an option to purchase shares.
●	stopping, starting, or changing contributions under a share plan.
●	electing to receive dividends in cash or shares.

What if AstraZeneca is the one dealing in shares and not me?

Where activities under an AstraZeneca employee share scheme or investments in AstraZeneca Allemansfond are carried out by AstraZeneca and not by you, different clearance procedures and restrictions apply. You will be notified by AstraZeneca if anything is required from you in this scenario. Any subsequent actions that you take, such as selling shares, changing contributions, or changing dividend elections may class as dealing and, if you are restricted, require prior clearance.

Please note that AstraZeneca may decide to change the scheduled timings for activities such as grants and vesting’s in certain circumstance, for example where

AstraZeneca is not able to deal or is not able to deal on behalf of participants because they are restricted from dealing.

Do I need clearance to deal if I am not the one making the investment?

You will need clearance to deal if you direct or participate in decisions regarding those investments (e.g. via a Trading Plan or an Investment Programme, or if you act as the trustee of a trust).

3.4	Additional Requirements for PDMRs

This section of the Dealing Standard applies only to persons discharging managerial responsibilities (PDMRs) and persons closely associated with them (PCAs).

Who is a PDMR?

AstraZeneca will tell you if you are a PDMR. This is a small number of individuals. It includes the CEO, CFO, and other Directors of AstraZeneca PLC.

Who is a PCA?

PCA means persons closely associated with a PDMR, including:

●	a spouse, civil partner or equivalent under national law.
●	dependent children, meaning children or stepchildren under the age of 18 who are unmarried and do not have a civil partner.
●	a relative who has shared the same household as the PDMR for at least one year on the date of dealing.
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a legal person, trust or partnership, (i) the managerial responsibilities of which are discharged by the PDMR (or by a PCA referred to in the above bullet points); (ii) which is directly or indirectly controlled by such a person; (iii) which is set up for the benefit of such a person; or (iv) the economic interests of which are substantially equivalent to those of such a person.

PDMRs must inform the Company Secretary of the identity of their PCAs and keep the Company Secretary updated on any changes to the details of such PCAs.

Additional clearance procedures for PDMRs

You must not deal at any time without first applying for and obtaining clearance to deal.

In advance of making an application, please speak to the Company Secretary and encourage your PCAs to do the same.

Requests for clearance to deal should include the information set out in Appendix A. This email should be copied to the Company Secretary and sent as follows:

●	PDMRs who are not Directors should send their request to the Company Secretary or a Director designated by the Board for this purpose.
●	The Company Secretary should send their request to the Chair (or a Director designated by the Board for this purpose).
●	A Director (other than the Chair) should send their request to the Chair (or a Director designated by the Board for this purpose).
●	The Chairman should send their request to the CEO.
●	If the role of Chair and CEO are combined, that person should send their request to the Senior Independent non-executive Director.

Further restrictions apply in Closed Periods for PDMRs

PDMRs will not ordinarily be given clearance to deal during a Closed Period. Limited exceptions apply, including for the sale of shares in exceptional circumstances, dealings relating to certain employee benefit schemes, and transactions which do not change the beneficial interest in the shares in question. You will also need to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period and you do not have access to inside information.

When are the Closed Periods?

AstraZeneca will give you advance notice of the dates of any Closed Periods. They are implemented for the periods prior to AstraZeneca’s quarterly, half-year and full-year results and are usually the longer of:

●	30 calendar days immediately preceding the relevant results announcement.
●	the period from the end of the relevant financial period up to the date of the relevant results announcement.

Notification of all dealings by PDMRs and PCAs must be sent to AstraZeneca and the regulators

Every dealing in AstraZeneca Securities conducted on your own account, or on the account of any of your PCAs, must be promptly notified by that person to:

●	the Company Secretary no later than one working day after the relevant transaction.
●	the UK Financial Conduct Authority (FCA) and the Swedish Finansinspektionen (FSA) by no later than three working days after the relevant transaction.
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where a PDMR has sold American Depositary Receipts (ADRs), an additional Securities and Exchange Commission (SEC) filing (Form 144) must be made. The Form 144 should be filed the same day that the PDMR places the order to sell the ADRs.

The notifications to the UK FCA and the Swedish FSA are submitted via their web portals. AstraZeneca is also required to publish a copy of this information by RNS announcement. The Form 144 must be filed with the SEC via its Edgar filing portal, using the Director’s personal filing codes.

The Company Secretary can assist you or your PCAs with notifying the regulators if you provide the information set out in Appendix B before or on the same day the transaction is instructed.

This regulatory duty to notify AstraZeneca, the FCA and the FSA includes every transaction which changes a PDMR’s or PCA’s holding of AstraZeneca Securities, even if the transaction does not require clearance to deal. It includes gifts of AstraZeneca Securities, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR or PCA, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes the SEC notification requirement is only required when ADRs are sold. However, if you are intending to gift ADRs there are additional SEC requirements for the PDMR and the done. Please contact the Company Secretary if you are considering donating ADRs.

As a PDMR, you are also required to notify your PCAs in writing of the notification obligations set out above and must keep a copy of such notification.

4.	RESPONSIBILITIES AND KEY ACCOUNTABILITIES

Role Name / Role Designee	Responsibilities
Company Secretary

Responsible to for ensuring that the Group has an effective Standard, which is compliant with Market Abuse Regulations and other similar requirements which arise as a result of the Company’s listing on three stock exchanges.

Deputy Company Secretary	Owner of the Standard and ensuring it is updated to reflect internal and external developments.

5.	REFERENCES

Type	Reference/Document Title	Document ID Number (if applicable)
Nucleus	AZ Code of Ethics	Link Here
External	FCA PDMR Reporting Portal	Link Here
External	FSA PDMR Reporting Portal	Link Here
External	SEC PDMR Reporting Portal	Link Here

Please consult the AstraZeneca Glossary for clarity on definitions as needed.

6.	DOCUMENT HISTORY

Version	Description of Change	Effective Date
2.0	Updates to definition of securities and SEC notification requirements.	February 2024
1.0	Various iterations of the Standard were previously available on the Legal pages of Nucleus.	In effect since before 2016

7.	APPENDIX

7.1	Appendix A - Email Request for Clearance to Deal

The following information should be sent by email requesting clearance to deal:

●	name and contact details, including email address and contact phone number.
●	description of the securities, for example, shares or bonds.
●	place of transaction, meaning the name of the Stock Exchange on which the transaction will be carried out.
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other details, this includes all other relevant information that might reasonably assist the consideration of your application for clearance to deal (e.g. the transfer is a gift or relates to changes in your employee share scheme or to enter into, amend or cancel a Trading Plan or Investment Programme).

You should also confirm in your email request that you are not in possession of inside information relating to AstraZeneca Securities.

7.2	Appendix B - PDMR notification to the UK FCA, Swedish FSA, and the Company Secretary re: dealing in securities

PDMR and PCA notifications to the UK FCA are made via its electronic portal here.

PDMR and PCA notifications to the Swedish FSA are made via its Reporting Portal here. Before submitting a notification, you must first set up a personal account on the Reporting Portal and register the account as a PDMR / PCA of AstraZeneca. Registration with the Swedish FSA may take a couple of days and the Company Secretary can help with the process.

If ADRs have been sold by the PDMR, notifications must be made via the SEC Edgar filing portal here. Before submitting a notification, you must first set up a personal Edgar filing account and have your Edgar filing codes available. Edgar registration can be a time-consuming process and your account should be set up in advance, and your codes should be operational. The Company Secretary can help with the process.

If you would like assistance with the notifications to the regulators, please provide the following information to the Company Secretary on or before the transaction date. Often PDMRs find it easiest to provide this information by attaching a receipt of the relevant transaction to their email, however, this is not required so long as the following information is provided:

●	name and contact details, including email address and contact phone number.
●	description of the securities, for example, shares or bonds.
●	nature of the dealing, this is a description of the transaction. For example, are you buying or selling shares.
●	price(s) and Volume(s), this is the trading price of the security and the number of securities traded.
●	date of the transaction, this is the date on which the transaction has or will take place.
●	place of transaction, this is the Stock Exchange on which the transaction was carried out.
●	the reason for the notification.

Additional information required if ADRs have been sold:

●	your Edgar filing codes, and confirmation they are still active.
●	name and address of the broker.
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information on how the ADRs were acquired, including: (i) the date they were acquired; (ii) nature of the acquisition transaction; and (iii) the name of the person from whom the securities were acquired; (iv) amount of securities acquired; and (v) nature of payment for the acquisition.

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information on all ADR sales made by the PDMR and any PCAs in the last three months; including: (i) Name and address of the seller; (ii) title of securities sold; (iii) date of sale; (iv) amount of securities sold; and (v) gross proceeds.